Exhibit 99.1

FOR IMMEDIATE RELEASE

SulphCo Reports that the Nevada District Court’s Rulings in the EcoEnergy Litigation have been Affirmed by the Supreme Court of Nevada

Houston, TX. August 3, 2009 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize crude oil products and crude oil, is pleased to report that on July 31, 2009,  in the matter of EcoEnergy Solutions, Inc. (“EcoEnergy”) vs. Rudolf W. Gunnerman and SulphCo, Inc. (the “EcoEnergy Litigation”) the Supreme Court of Nevada issued an Order of Affirmance finding that EcoEnergy’s arguments were without merit and affirmed the district court’s judgment in favor of SulphCo.

Dr. Larry D. Ryan, SulphCo’s Chief Executive Officer, commented “We are pleased the Supreme Court of Nevada affirmed the Nevada District Court’s rulings in the EcoEnergy Litigation.  The affirmation of the Nevada District Court’s rulings should, for all intents and purposes, bring the EcoEnergy Litigation to a final close.”  Dr. Ryan continued saying “The conclusion of this matter further enables us to devote our full time and resources to the commercialization of SulphCo’s Sonocracking™ technology.”

About SulphCo, Inc.
Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil and crude oil products. The overall process is designed to "upgrade" the quality of crude oil and crude oil products by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100

U. S. Media
Eric Boyriven/Jordana Miller Eric.Boyriven@FD.com Jordana.Miller@FD.com	FD	+1 212-850-5600

International Investors & Media
Ben Brewerton / Seán Galvin Ben.Brewerton@FD.com Sean.Galvin@FD.com	FD	+ 44 (0) 207-831-3113